RUSSELL INVESTMENT COMPANY

AMENDMENT TO THIRD AMENDED AND RESTATED MASTER TRUST AGREEMENT

Regarding Designation of Sub-Trusts

AMENDMENT NO.      to the Third Amended and Restated Master Trust Agreement dated March 1, 2018 (referred to herein as the “Agreement”), done this      day of              20    , by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby redesignate the following Sub-Trusts as set forth herein.

Section 4.2 Redesignation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate the Global Opportunistic Credit Fund to the Opportunistic Credit Fund.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Mark Spina

Kristianne Blake	Jack R. Thompson

Cheryl Burgermeister	Raymond P. Tennison

Katherine W. Krysty